Registration No. _______

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Millipore Corporation

(Exact name of registrant as specified in charter)

Massachusetts	04-2170233
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

290 Concord Road, Billerica, Massachusetts	01821
(Address of Principal Executive Offices)	(Zip Code)

MILLIPORE CORPORATION

Millipore Corporation 1999 Stock Incentive Plan

(Full title of the plans)

Jeffrey Rudin, Esquire

Millipore Corporation

290 Concord Road

Billerica, Massachusetts 01821

(978) 715-4321

(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Registration Fee
Common Stock $1.00 Par Value, together with related Common Stock Purchase Rights	5,000,000 Shares	$32.35	$161,750,000.**	$13,106.

* * Pursuant to Rule 457(h), the maximum aggregate offering price and the computation of the registration fee has been calculated using average of the high and low prices for Millipore Corporation Common Stock on the New York Stock Exchange as of March 11, 2003.

Index to Exhibits at Page 6

PART I INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

Item 1.    Plan Information

Millipore Corporation (“Millipore” or the “Corporation”) shall deliver or cause to be delivered to each employee who is eligible to participate in the Millipore Corporation 1999 Stock Incentive Plan (the “Plan”), documents containing the information regarding the Plan and its operations, as specified in Rule 428(b)(1) of the Securities Act of 1933 (the “Act”).

Item 2.    Registrant Information and Employee Plan Annual Information.

The Corporation will, upon written or oral request directed to the Office of the General Counsel, at Millipore’s executive offices, 290 Concord Road, Billerica, MA 01821 (978) 715-4321, furnish promptly and without charge to any director participating in the Plan a copy of Millipore’s Annual Report on Form 10-K for its last fiscal year as well as any of the other information referred to under the caption “Incorporation of Certain Documents by Reference” appearing infra.

PART II INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The Corporation hereby incorporates by reference into this registration statement the documents listed in (a) through (c). Millipore further states that all documents filed by it pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents:

(a) Millipore Corporation’s latest annual report on Form 10-K for the fiscal year ended December 31, 2002.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act subsequent to the filing of Millipore’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002

(c) The description of Millipore’s Common Stock set forth in response to Item 1 of Millipore’s Form 8-A Registration Statement under the Securities Exchange Act of 1934, filed May 13, 1965, as most recently revised by Millipore’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

Item 4.    Description of Securities. Not applicable

Item 5.    Interests of Named Experts and Counsel.

Legal matters in connection with the Shares being offered under the Millipore Corporation 1999 Stock Incentive Plan have been passed upon for the Corporation by Jeffrey Rudin, Esquire, Vice President and General Counsel of the Corporation. As of March 12, 2003, Mr. Rudin owned 10,431.06 shares of Millipore Common Stock and held options to acquire an aggregate of 237,008 shares at an average per share exercise price of $39.93.

The consolidated financial statements of the Corporation incorporated herein by reference to the Annual Report on Form 10-K for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Item 6.    Indemnification of Directors and Officers.

The Corporation’s By-Laws provide that each officer and director of the Corporation and its subsidiaries shall be indemnified, to the full extent permitted by law, against all liabilities and expenses arising out of litigation and other proceedings in which he or she is involved because of being an officer or director of the Corporation or a subsidiary so long as he or she shall have acted in good faith in the reasonable belief that his or action was in the best interests of the Corporation.

Item 7.    Exemption from Registration Claimed. None claimed.

Item 8.    Exhibits.

(4)    Instruments defining Rights of Security Holders

4.1    Registrant’s Restated Articles of Organization, as amended May 6, 1996 and By Laws incorporated herein by reference to Exhibit 3 to Registrant’s Annual Report on Form 10-K for Registrant’s fiscal year ended December 31, 2002.

4.2    Common Stock Rights Agreement between Millipore Corporation and BankBoston, NA, incorporated by reference to Registrant’s Form 8-A filed on April 15, 1998; restated and amended on Form 8-A/A filed April 18, 1998;

4.3    The contents of the Registration Statements on Form S-8 File Nos.33-11790; 33-37319; 33-55613; 33-10801 and 333-30918 previously filed with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement.

(5) Opinion	of Jeffrey Rudin, Esq., dated March 12, 2003 as to the legality of shares of Millipore Common Stock 7

(15)    Letter of Independent Accountants Relating to unaudited interim financial information        N/A

(23)    Consent of Independent Accountants and Legal Counsel                                                             8-9

(24)    Powers of Attorney                                                                                                                      10-11

Item 9.    Undertakings.

(a)    The undersigned Millipore Corporation hereby undertakes:

(1)	To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	N/A
(ii)	N/A
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona-fide offering thereof.

(h)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Billerica, Massachusetts on March 13, 2003.

MILLIPORE CORPORATION

By    /s/ Jeffrey Rudin

Jeffrey Rudin

Vice President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Name	Title	Date

/s/ FRANCIS J. LUNGER Francis J. Lunger	Chairman, President, Chief Executive Officer and Director	March 13, 2003

/s/ KATHLEEN B. ALLEN Kathleen B. Allen	Vice President, Chief Financial Officer	March 13, 2003

/s/ DONALD MELSON Donald Melson	Principal Accounting Officer	March 13, 2003

DIRECTORS

*	*
Daniel Bellus	Mark Hoffman
February 13, 2003	February 13, 2003

*	*
Robert C. Bishop	John F. Reno
February 13, 2003	February 13, 2003

*	*
Maureen A. Hendricks	Edward M. Scolnick
February 13, 2003	February 13, 2003

*
Karen E. Welke
February 13, 2003

*By /s/ Jeffrey Rudin

Jeffrey Rudin, Attorney in Fact

INDEX TO EXHIBITS

The following Exhibits are filed as a part of this Registration Statement:

Exhibit No.	Description	Found at Page No.
(4)	Instruments defining Rights of Security Holders

4.1    Registrant’s Restated Articles of Organization, as amended May 6, 1996 and By Laws incorporated herein by reference to Exhibit 3 to Registrant’s Annual Report on Form 10-K for Registrant’s fiscal year ended December 31, 2002

4.3    Common Stock Rights Agreement between Millipore Corporation and BankBoston, NA, incorporated by reference to Registrant’s Form 8-A filed on April 15, 1998; restated and amended on Form 8-A/A filed April 18, 1998

(5)	Opinion of Jeffrey Rudin, Esq., dated March 12, 2003 as to the legality of shares of Millipore Common Stock	7
(15)	Letter of Independent Public Accountants Relating to unaudited interim financial information	N/A
(23)	Consent of Independent Certified Public Accountants and Legal Counsel	8-9
(24)	Powers of Attorney	10-11